Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Autolus Limited 2017 Share Option Plan and the Autolus Therapeutics plc 2018 Equity Incentive Plan of our report dated February 8, 2018 (except for note 1.1, as to which the date is June 18, 2018), with respect to the balance sheet of Autolus Therapeutics plc (formerly Autolus Therapeutics Limited) included in the Registration Statement (Form F-1 No. 333-224720) and related Prospectus of Autolus Therapeutics plc, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Reading, United Kingdom

July 31, 2018